Exhibit 99.1

NEWS RELEASE

Contacts:

Gastar Exploration Inc.

J. Russell Porter, Chief Executive Officer

713-739-1800 / rporter@gastar.com

Investor Relations Counsel:

Andrew Siegel / Nick Lamplough

Joele Frank, Wilkinson Brimmer Katcher: 212-355-4449

Gastar Exploration Adopts Tax Benefit Preservation Plan

to Preserve Valuable Net Operating Losses

HOUSTON, January 19, 2016 – Gastar Exploration Inc. (NYSE MKT: GST) (“Gastar” or the “Company”) today announced that its Board of Directors has adopted a Net Operating Loss (NOL) Shareholder Rights Agreement (the “Rights Plan”) designed to preserve its substantial tax assets. As of December 31, 2014, Gastar had cumulative net operating loss carryforwards of approximately $447.0 million, which can be utilized in certain circumstances to offset future U.S. taxable income. The Company further expects its cumulative net operating loss carryforwards to increase as of December 31, 2015.

The Rights Plan is intended to protect Gastar’s tax benefits and to allow all of Gastar’s stockholders to realize the long-term value of their investment in Gastar. The Board adopted the Rights Plan after considering, among other matters, the estimated value of the tax benefits, the potential for diminution upon an ownership change, and the risk of an ownership change occurring, including the recently disclosed accumulations of Gastar stock. Gastar’s ability to use these tax benefits would be substantially limited if it were to experience an “ownership change” as defined under Section 382 of the Internal Revenue Code. An ownership change would occur if stockholders that own (or are deemed to own) at least five percent or more of Gastar’s outstanding common stock increased their cumulative ownership in the Company by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. The Rights Plan reduces the likelihood that changes in Gastar’s investor base would limit Gastar’s future use of its tax benefits, which would significantly impair the value of the benefits to all stockholders. The Company believes that no ownership change as defined in Section 382 has occurred as of the date of this press release.

To implement the Rights Plan, the Gastar Board of Directors declared a non-taxable dividend of one preferred share purchase right for each outstanding share of its common stock. The rights will be exercisable if a person or group acquires 4.9% or more of Gastar common stock. The rights will also be exercisable if a person or group that already owns 4.9% or more of Gastar common stock acquires additional shares (other than as a result of a dividend or a stock split). Gastar’s existing stockholders that beneficially own in excess of 4.9% of the common stock will be “grandfathered in” at their current ownership level. If the rights become exercisable, all holders of rights, other than the person or group triggering the rights, will be entitled to purchase Gastar common stock at a 50% discount. Rights held by the person or group triggering the rights will become void and will not be exercisable.

The rights are not taxable to Gastar stockholders. The rights will trade with Gastar’s common stock and will expire on January 18, 2017 unless the Gastar stockholders ratify the Rights Plan prior to such date, in which case the term of the Rights Plan is extended to three years. The Gastar Board may terminate the Rights Plan or redeem the rights prior to the time the rights are triggered.

Additional information with respect to the Rights Plan will be contained in a Current Report on Form 8-K that Gastar will file with the Securities and Exchange Commission.

About Gastar Exploration

Gastar Exploration Inc. is an independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids in the United States. Gastar’s principal business activities include the identification, acquisition, and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. In Oklahoma, Gastar is developing the primarily oil-bearing reservoirs of the Hunton Limestone horizontal play and expects to test other prospective formations on the same acreage, including the Meramec Shale and the Woodford Shale, which industry refers to as the STACK Play. In West Virginia, Gastar has developed liquids-rich natural gas in the Marcellus Shale and has drilled and completed its first two successful dry gas Utica Shale/Point Pleasant wells on its acreage. Gastar has engaged Tudor, Pickering, Holt & Co. to market its Marcellus Shale and Utica Shale/Point Pleasant assets in West Virginia. For more information, visit Gastar’s website at www.gastar.com.

Forward Looking Statements

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include risks relating to the effectiveness of the Rights Plan as a deterrent to transactions that might affect the Company’s ability to utilize its NOLs; risks inherent in oil and natural gas drilling and production activities, including risks with respect to continued low or further declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause Gastar to further delay or suspend planned drilling and completion operations or reduce production levels which would adversely impact cash flow; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices; risks regarding our ability to meet financial covenants under our indenture or credit agreements or the ability to obtain amendments or waivers to effect such compliance; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; borrowing base redeterminations by our banks; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to our ability to realize the anticipated benefits from acquired assets; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the U.S. Securities and Exchange Commission (“SEC”), available at the SEC’s website at www.sec.gov. Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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